Exhibit (a)(1)(iv)

Form of Letter from the Fund to Unit Holders in

Connection with the Fund’s Acceptance of Units

Fidelity Private Credit Company LLC

c/o Fidelity Investments Institutional Operations Company LLC

245 Summer Street

Boston, Massachusetts 02210

[DATE]

[UNIT HOLDER NAME/ADDRESS]

Dear Unit Holder:

This letter serves to inform you that Fidelity Private Credit Company LLC (the “Fund”) has received and accepted for purchase your tender of units of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued payment in cash in an aggregate amount equal to the net asset value of the tendered units as of September 30, 2026 (or such later date as may be determined by the Fund if the tender offer is extended, the “Valuation Date”) less the 2% “early repurchase deduction” (if applicable). Repurchases of Units from Unit Holders by the Fund will be paid in cash promptly after the Valuation Date.

If you have any questions, please contact the Fund’s Transfer Agent, Fidelity Investments Institutional Operations Company LLC, at alternatives@fmr.com.

Sincerely,

Fidelity Private Credit Company LLC